                                                     CONFORMED COPY





                        U.S. $65,000,000


                        CREDIT AGREEMENT

                    Dated as of July 18, 1995

                              Among


                    HC 1995 ACQUISITION, INC.

                           as Borrower

                         CITIBANK, N.A.
                  FIRSTAR BANK MILWAUKEE, N.A.
                  HARRIS TRUST AND SAVINGS BANK
                   M&I MARSHALL & ILSLEY BANK

                            as Banks

                         CITIBANK, N.A.

                            as Agent

                        TABLE OF CONTENTS

Section                                                   Page


                             ARTICLE I
                 DEFINITIONS AND ACCOUNTING TERMS

1.01        Certain Defined Terms                            1
1.02        Computation of Time Periods                     11
1.03        Accounting Terms                                11
1.04        Computations of Outstandings                    12

                            ARTICLE II
                 AMOUNTS AND TERMS OF THE ADVANCES

2.01        The Advances                                    12
2.02        Making the Advances                             12
2.03        Fees                                            13
2.04        Reduction of the Commitments                    14
2.05        Repayment of Advances                           14
2.06        Interest on Advances                            14
2.07        Additional Interest on Eurodollar Rate Advances 15
2.08        Interest Rate Determination                     15
2.09        Voluntary Conversion of Advances                17
2.10        Prepayments of Advances                         17
2.11        Increased Costs                                 18
2.12        Illegality                                      19
2.13        Payments and Computations                       19
2.14        Taxes                                           21
2.15        Sharing of Payments, Etc.                       22



                            ARTICLE III
                       CONDITIONS OF LENDING

3.01        Conditions Precedent to Closing                 23
3.02        Conditions Precedent to Each Borrowing          25
3.03        Reliance on Certificates                        26

                            ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES

4.01        Representations and Warranties of the Borrower  26

                             ARTICLE V
                     COVENANTS OF THE BORROWER

5.01        Affirmative Covenants                           30
5.02        Negative Covenants                              34

                            ARTICLE VI
                         EVENTS OF DEFAULT

6.01.       Events of Default                               37


                            ARTICLE VII
                             THE AGENT

7.01        Authorization and Action                        40
7.02        Agent's Reliance, Etc                           40
7.03        Citibank and Affiliates                         41
7.04        Lender Credit Decision                          41
7.05        Indemnification                                 41

7.06        Successor Agent                                 42


                           ARTICLE VIII
                           MISCELLANEOUS

8.01        Amendments, Etc                                 43
8.02        Notices, Etc                                    43
8.03        No Waiver; Remedies                             44
8.04        Costs, Expenses, Taxes and Indemnification      44
8.05        Right of Set-off                                46
8.06        Binding Effect                                  46
8.07        Assignments and Participations                  47
8.08        Consent to Jurisdiction                         50
8.09        Waiver of Jury Trial                            50
8.10        Governing Law                                   50
8.11        Headings                                        50
8.12        Relation of the Parties; No Beneficiary         51
8.13        Execution in Counterparts                       51

                             SCHEDULES

   I        List of Applicable Lending Offices

                             EXHIBITS

Exhibit A   Form of Note
Exhibit B   Form of Guaranty
Exhibit C-1 Form of Notice of Borrowing
Exhibit C-2 Form of Notice of Conversion
Exhibit D   Form of Assignment and Acceptance
Exhibit E   Form of Opinion of the senior legal advisor of
            the Borrower and the Guarantor
Exhibit F   Form of Opinion of special Wisconsin counsel
            to the Borrower and the Guarantor
Exhibit G   Form of Opinion of special New York counsel to
            the Agent

                         CREDIT AGREEMENT

                     Dated as of July 18, 1995


  HC 1995 ACQUISITION, INC., a Delaware corporation (the "Borrower"), CITIBANK, N.A., FIRSTAR BANK MILWAUKEE, N.A., HARRIS TRUST AND SAVINGS BANK and M&I MARSHALL & ILSLEY BANK (the "Banks"), and CITIBANK, N.A. ("Citibank") as agent (the "Agent") for the Lenders hereunder, hereby agree as follows:


                             ARTICLE 1

                 DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms
-----------------------------------
  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Advance.

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

  "Applicable Margin" means, on any date of determination (i) for a Base Rate Advance, 0.00% per annum, and (ii) for a Eurodollar Rate Advance, 0.20% per annum.

  "Applicable Rate" means:

  (i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

  (ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee of such Lender, and accepted by the Agent, in substantially the form of Exhibit D hereto.

  "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

  (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United

       States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/16 of one percent or, if there is no nearest 1/16 of one percent, to the next higher 1/16 of one percent; and

  (c)  1/2 of one percent per annum above the Federal Funds Rate.

       Each change in the Base Rate shall take effect concurrently with any change in such base rate, moving average or the Federal Funds Rate.

  "Base Rate Advance" means an Advance which bears interest as provided in
Section 2.06(a).

  "Borrower's Account" means bank account no. 0002-75-4796 maintained by the Borrower with M&I Marshall & Ilsley Bank (ABA No. 0750-0005-1), or such other bank account as may be designated by the Borrower in a written notice to the Agent and the Lenders.

  "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01. Any Borrowing consisting of Advances of a particular Type may be referred to as a Borrowing of such "Type".

  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings in U.S. dollar deposits are carried on in the London interbank market.

  "Closing" means the day upon which each of the applicable conditions precedent enumerated in Section 3.01 shall be fulfilled to the satisfaction of, or waived with the consent of, the Lenders, the Agent and the Borrower. All transactions contemplated by the Closing shall take place on a Business Day on or prior to July 18, 1995, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M., or such later Business Day as the parties hereto may mutually agree.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

  "Commitment" has the meaning specified in Section 2.01.

  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08 or 2.09 or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.08 or 2.09.

  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

  "ERISA Affiliate" means any Person which for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

  "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
(iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer , as defined in Section 4001(a)(2) of ERISA;
(v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

  "Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period; provided, however, that if a Reference Bank does not offer such deposits, the Eurodollar Rate determined by such Reference Bank shall be based on the rate per annum at which deposits are offered to the principal office of such Reference Bank in the interbank market in which such Reference Bank customarily conducts its trading activities in eurodollars. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of
Section 2.08.

  "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

  "Eurodollar Rate Reserve Percentage" of any Lender for each Interest
Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
  "Event of Default" has the meaning specified in Section 6.01.

  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

  "Fee Letter" has the meaning specified in Section 2.03(b).

  "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body required in connection with the execution, delivery or performance of any Loan Document.

  "Guarantor" means Wicor, Inc., a Wisconsin corporation.

  "Guaranty" means a guaranty of the Guarantor, in substantially the form of Exhibit B hereto.

  "Hazardous Materials" means any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as so defined and regulated by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto.

  "Hypro" means Hypro Corporation, a Delaware corporation.

  "Indebtedness" means, for any Person, all obligations of such Person which in accordance with generally accepted accounting principles should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations (contingent or otherwise) in respect of outstanding letters of credit,
(vi) indebtedness of the type referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and
(vii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above. For the purpose of computing the Indebtedness of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person. For all purposes of this Agreement the preferred stock, if any, of any Loan Party shall be treated as capital stock and not Indebtedness of such Loan Party.

  "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

  "Interest Period" means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

  (i) the Borrower may not select any Interest Period that ends after the Termination Date;

  (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

 (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

  (iv) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month.

  "Lenders" means the Banks and each assignee that shall become a party hereto pursuant to Section 8.07.

  "Loan Documents" means this Agreement, the Notes and the Guaranty.

  "Loan Parties" means the Borrower and the Guarantor.

  "Majority Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) hold at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing to Lenders and (ii) if no Advances are then outstanding, have Percentages in the aggregate of at least 66-2/3%. Any determination of those Lenders constituting the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

  "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

  "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which
(i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
  "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

  "Notice of Conversion" has the meaning assigned to that term in Section
2.09.

  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

  "Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total of the Commitments on such date (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01).

  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

  "Plan" means a Single Employer Plan or a Multiple Employer Plan.

  "Reference Banks" means M&I Marshall & Ilsley Bank, Harris Trust and Savings Bank and Citibank.

  "Register" has the meaning specified in Section 8.07(c).

  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

  "Subsidiary" means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person's vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

  "Termination Date" means the earlier to occur of (i) the 360th day following the date of this Agreement and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.04 or 6.01.

  "Type" has the meaning assigned to that term (i) in the definition of Advance when used in such context and (ii) in the definition of Borrowing when used in such context.

  "Unmatured Default" means an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

1.02.  Computation of Time Periods
----------------------------------
  Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

1.03.  Accounting Terms
-----------------------
  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(e).

1.04.  Computations of Outstandings
-----------------------------------
  Whenever reference is made in this Agreement to the "principal amount outstanding" on any date under this Agreement, such reference shall refer to the aggregate principal amount of all Advances outstanding on such date after giving effect to all Borrowings to be made on such date and the application of the proceeds thereof.


                             ARTICLE 2

                 AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The Advances
--------------------------
  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"). Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Each Borrowing consisting of Eurodollar Rate Advances shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Each Borrowing consisting of Base Rate Advances shall be in an aggregate amount not less than $500,000 or an integral multiple of $500,000 in excess thereof. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow and prepay pursuant to Section 2.10(b); provided, however, that amounts borrowed hereunder, once repaid or prepaid, may not be reborrowed.

2.02  Making the Advances
-------------------------
  (a) Each Borrowing shall be made on notice by the Borrower to the Agent, given not later than 10:00 A.M. (i) in the case of a Borrowing comprising Base Rate Advances, on the date of the proposed
       Borrowing, and (ii) in the case of a Borrowing comprising Eurodollar Rate Advances, three Business Days prior to the date of the proposed Borrowing. The Agent shall give to each Lender prompt notice of each proposed Borrowing by telecopier, telex or cable. Each such notice from the Borrower of a Borrowing (a "Notice of Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit C-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest Period for each such Advance. Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall, before 12:00 Noon on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Borrower, at the Borrower's Account, in same day funds, such Lender's Percentage of such Borrowing.

  (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to comprise Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, or as a result of such Borrowing not being completed on the proposed date thereof because of a reason attributable to the Borrower, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

  (c) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

2.03  Fees
-----------
  (a) The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the average daily amount of such Lender's Commitment (determined without regard to usage) from the date hereof, in the case of each Bank, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing September 30, 1995, and on the Termination Date, at the rate of 0.10% per annum.

  (b) In addition to the fees provided for in subsection (a) above, the Borrower shall pay to the Agent, for the respective accounts of Citicorp Securities, Inc. ("CSI") and the Agent, such fees as are provided for in the separate fee letter, dated July 3, 1995, between the Guarantor and CSI (the "Fee Letter").

2.04  Reduction of the Commitments
----------------------------------
  (a) The Borrower shall have the right, upon at least five Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

  (b)  On the Termination Date, the Commitments of the Lenders shall be reduced to zero.

  (c)  On the date of
       any repayment or
        prepayment of the principal amount
       of the Advances made hereuder, the Commitments of the Lenders shall automatically and permanently reduce ratably by an amount equal to the amount so repaid or prepaid.

2.05  Repayment of Advances
---------------------------
The Borrower shall repay the principal amount of each Advance made by each Lender in accordance with the Note to the order of such Lender.




2.06  Interest on Advances
---------------------------
  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this Section 2.06), payable as follows:

  (a) Base Rate Advances. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or otherwise shall be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each Base Rate Advance shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum plus above the Applicable Rate in effect from time to time for Base Rate Advances.

  (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of the Interest Period for such Advance and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided that at any time an Event of Default shall have occurred and be continuing, each Eurodollar Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Eurodollar Rate Advance immediately prior to the date of the occurrence of such Event of Default.

2.07   Additional Interest on Eurodollar Rate Advances
--------------------------------------------------------
  The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. If requested by the Borrower, the Lender requesting such additional interest shall provide a brief summary of the manner in which such additional interest was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Borrower to pay such additional interest.

2.08   Interest Rate Determination
------------------------------------
  (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If fewer than two
        Reference
       Banks
        furnish such timely information to
       the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.

  (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.06(b).

  (c) If, with respect to any Eurodollar Rate Advances, (i) the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (ii) the Reference Banks notify the Agent that adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

       (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

       (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

  (d) If the Borrower shall fail to (i) select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of Interest Period in
       Section 1.01, or (ii) provide a Notice of Conversion with respect to any Eurodollar Rate Advances on or prior to 11:00 A.M. on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of Eurodollar Rate Advances, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

  (e) On the date on which the aggregate unpaid principal amount of Advances comprising any
       Eurodollar Rate Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall have the same Interest Period as Advances comprising another Eurodollar Rate Borrowing, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $5,000,000, the Borrower shall have the right to continue all such Eurodollar Rate Advances as Eurodollar Rate Advances having such Interest Period.

2.09  Voluntary Conversion of Advances
--------------------------------------
  The Borrower may on any Business Day, by delivering a Notice of Conversion
(a "Notice of Conversion") to the Agent not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type
comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest
Period for such Eurodollar Rate Advances.  Each such Notice of Conversion shall be in substantially the form of Exhibit C-2 hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion,
(ii) the Advances to be Converted, (iii) if such Conversion is into
Eurodollar Rate Advances, the duration of the Interest Period for each such
Advance, and (iv) the aggregate amount of Advances proposed to be Converted.

2.10  Prepayments of Advances
-----------------------------
  (a) The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsections (b) and (c) below.

  (b) The Borrower may, upon at least two Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or, if lower, the principal amount outstanding hereunder on the date of such prepayment) or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period for such Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to
       Section 8.04(b).

  (c) On the date of any termination or reduction of the Commitments pursuant to Section 2.04, the Borrower shall pay or prepay for the ratable accounts of the Lenders so much of the principal amount outstanding under this Agreement as shall be necessary in order that the principal amount outstanding (after giving effect to such prepayment) will not exceed the amount of Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount repaid or prepaid and (ii) in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 8.04(b).

2.11  Increased Costs
---------------------
  (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar
       Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. Each Lender agrees to notify the Borrower of any such increased costs as soon as reasonably practicable after determining that such increased cost is applicable to Eurodollar Rate Advances hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If requested by the Borrower, the Lender requesting such increased cost shall provide a brief summary of the manner in which such increased cost was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Borrower to pay such increased cost.

  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. Each Lender agrees to notify the Borrower of any such additional amount as soon as reasonably practicable after the Lender makes such determination. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. If requested by the Borrower, the Lender requesting such additional amount shall provide a brief summary of the manner in which such additional amount was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Borrower to pay such additional amount.

  (c) The provisions contained in this Section 2.11 shall survive for a period of 90 days after the repayment (on or after the Termination
       Date) of all Advances.

2.12  Illegality
--------------
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent (based on notice from the affected Lender) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and
(ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent (or such shorter, maximum period of time, specified by the Agent, as may be legally allowable), Converts all Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.09.

2.13  Payments and Computations
-------------------------------
  (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 Noon on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02 in same day funds.
       The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.07) to the Lenders for the account of their respective Applicable
       Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

  (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made to the Agent when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

  (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of facility fees shall be made by the Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

  (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such Lender's pro rata share of such deficiency together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

2.14  Taxes
-----------
  (a) Any and all payments by the Borrower hereunder and under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent,
       (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
       (i) the Borrower shall make such deductions and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

  (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and the Lenders in question or the Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower's rights to contest such Taxes or Other Taxes.

  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

  (e) Each Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Agent, such Lender will deliver to the Borrower and the Agent either (i) a statement that it is organized under the laws of a jurisdiction within the United States or (ii) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code. Each Lender represents and warrants that each such form delivered by it to the Agent and the Borrower pursuant to this subsection (e) is or will be, as the case may be, complete and accurate at the time delivered. Each Lender that delivers to the Borrower and the Agent the form or forms referred to in clause (ii), above, further undertakes to deliver to the Borrower and the Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect.

  (f)  Any Lender claiming any additional amounts payable pursuant to this
       Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such additional amounts which may thereafter accrue an rof such Lender, be otherwise such Lender.

  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the contained in this Section 2.14 shall survive for a period of four years after the payment in full of principal and interest hereunder and under the Notes.

2.15  Sharing of Payments, Etc
------------------------------
  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.07, 2.11 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall, if such payment relates to principal of or interest on an Advance, forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If such excess payment relates to any fees payable hereunder (other than the fees specified in Section 2.03(b) hereof), the Lender receiving such excess payment shall forthwith remit such excess payment to the Agent for distribution by the Agent to the Lenders on a pro rata basis, provided, however, that if all or any portion of such excess payment is thereafter recovered from such receiving Lender, each Lender shall remit to the Agent for redistribution to the receiving Lender such Lender's ratable share of the amount so recovered together with an amount equal to such Lender's ratable share of any interest or other amount paid or payable by the receiving Lender in respect of the total amount so recovered.

                             ARTICLE 3
                       CONDITIONS OF LENDING

Section 3.01  Conditions Precedent to Closing
---------------------------------------------
  The Commitments of the Lenders shall not become effective unless the following conditions precedent shall have been fulfilled on or prior to July 18, 1995 (or such later Business Day as the parties hereto may mutually agree):

  (a) The Agent shall have received the following, each dated the date of the Closing (unless otherwise indicated), in form and substance satisfactory to the Lenders and (except for the Notes) in sufficient copies for each Lender:

       (i)  this Agreement, duly executed by the Borrower, each Bank and the Agent;

       (ii) the Notes payable to the order of the Lenders, respectively, duly completed and executed by the Borrower;

       (iii)      the Guaranty, duly executed by the Guarantor;

       (iv) certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to this Agreement and the Notes, together with certified copies of the charter and by-laws (or equivalent documents) of the Borrower, and a certificate of status dated within seven days of the date of the Closing from the Secretary of State of the State of Delaware (or other appropriate authority of such jurisdiction) with respect to the legal existence of the Borrower;

       (vi) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;

       (vii) certified copies of the resolutions of the Board of Directors of the Guarantor approving the Guaranty, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to the Guaranty, together with certified copies of the charter and by-laws (or equivalent documents) of the Guarantor, and a certificate of status dated within seven days of the date of the Closing from the Secretary of the State of Wisconsin (or other appropriate authority of such jurisdiction) with respect to the legal existence of the Guarantor;

       (viii) certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names, true signatures and incumbency of the officers of the Guarantor authorized to sign the Guaranty and the other documents to be delivered thereunder;

       (ix) a favorable opinion of Robert A. Nuernberg, the senior legal advisor of the Borrower and the Guarantor, and Foley & Lardner, special Wisconsin counsel to the Borrower and the Guarantor, substantially in the forms of Exhibits E and F hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request;

       (x) a favorable opinion of King & Spalding, special New York counsel to the Agent, substantially in the form of Exhibit G hereto;

       (xi) a schedule setting forth all Indebtedness of the Guarantor as at June 30, 1995 and a description of any liens, security interests or encumbrances with respect thereto, certified by the chief financial officer of the Guarantor; and

       (xii) such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request.

  (b) The following statements shall be true and correct and the Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the date of the Closing and in sufficient copies for each Lender, stating that:

       (i) the representations and warranties set forth in Section 4.01 of this Agreement and in Section 5 of the Guaranty are true and correct on and as of the date of the Closing as though made on and as of such date, and

       (ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

  (c)  The Borrower shall have paid (i) all fees under or referenced in
       Section 2.03 hereof, to the extent then due and payable, and (ii) all costs and expenses of the Agent (including counsel fees and disbursements) incurred through (and for which statements have been provided prior to) the Closing.

3.02  Conditions Precedent to Each Borrowing
--------------------------------------------
  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that, on the date of such Borrowing,

  (a) the following statements shall be true and correct (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing, such statements are true and correct):

       (i) the representations and warranties contained in Section 4.01 hereof and in Section 5 of the Guaranty are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

       (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or an Unmatured Default; and

       (iii) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request, and such approvals, opinions and documents shall be satisfactory in form and substance to the Agent.

3.03 Reliance on Certificates
-----------------------------
The Lenders and the Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Loan Parties as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of the relevant Loan Party identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Loan Party thereafter authorized to act on its behalf.


                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Borrower
-------------------------------------------------------------
  The Borrower represents and warrants as follows:

  (a) Each Loan Party and each of their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary. Each Loan Party and each of their respective Subsidiaries has all requisite corporate powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

  (b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Loan Party s charter or by-laws, (ii) any law, rule or regulation applicable to such Loan Party or (iii) any contractual or legal restriction binding on or affecting such Loan Party, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of such Loan Party.

  (c) No Governmental Approval is required for the execution or delivery by any Loan Party of any Loan Document to which such Loan Party is a party or for the performance by such Loan Party of its obligations under any such Loan Document.

  (d) This Agreement is, and the Notes when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms. The Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

  (e) Each of the audited consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 1994, and the related statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at March 31, 1995, and the related statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for the three months then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Guarantor and its Subsidiaries as at such dates and the results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 1994, there has been no material adverse change in such condition or results of operations, in the prospects of the Guarantor and its Subsidiaries or of the Borrower, or in the ability of any Loan Party to perform its obligations under any Loan Document to which such Loan Party is a party.

  (f) There is no pending or threatened action or proceeding affecting any Loan Party or any of their respective Subsidiaries before any court, governmental agency or arbitrator, that could, if adversely determined, reasonably be expected to materially adversely affect the financial condition, results of operations, operations or prospects of any Loan Party or any of their respective Subsidiaries or which purports to affect the legality, validity or enforceability of any Loan Document.

  (g) The use of the proceeds of each Advance will comply with all provisions of applicable law and regulation in all material respects.

  (h) Each Loan Party and each of their respective Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that any such Loan Party or Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

  (i) The Guarantor is the direct, legal and beneficial owner of 100% of the issued and outstanding capital stock of Wisconsin Gas Company, Sta-Rite Industries, Inc. and the Borrower.

  (j) Neither Loan Party nor any of their respective Subsidiaries is an investment company or a company controlled by an investment company , within the meaning of the Investment Company Act of 1940, as amended.

  (k)  The Guarantor is a  holding company  exempt from registration under
       Section 5 of the Public Utility Holding Company Act of 1935, as amended ( PUHCA ), pursuant to Section 3(a)(1) of such Act. The Borrower is not a holding company within the meaning of PUHCA.

  (l) Neither Loan Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

  (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to materially adversely affect the financial condition, results of operations, operations or prospects of the Borrower and its Subsidiaries or the ability of the Borrower to perform its obligations hereunder. Since the actuarial valuation date specified in the most recent Schedule B (Actuarial Information) to the annual report of Plans maintained by the Borrower (Form 5500 Series), if any, (i) there has been no material adverse change in the funding status of the Plans referred to therein which reasonably could be expected to materially adversely affect the financial condition, results of operations, operations or prospects of the Borrower and its Subsidiaries or the ability of the Borrower to perform its obligations hereunder and
       (ii) no prohibited transaction has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan.

  (n) Each Loan Party and their respective Subsidiaries are in compliance in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the non-compliance with which would not have a material adverse effect (taking into consideration all fines, penalties and sanctions that may be imposed because of such non-compliance) on the condition (financial or otherwise), results of operations, operations or prospects of the Guarantor or any of its Subsidiaries or on the ability of any Loan Party to perform its obligations under any Loan Document to which such Loan Party is a party. Except as disclosed in the financial statements described in Section 4.01(e), neither Loan Party nor any of their respective Subsidiaries has received from any governmental authority any notice of any material violation of any such statute, rule, regulation, order or provision.

                            ARTICLE  V

                     COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants.
-----------------------------------
  So long as any amount in respect of any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

  (a) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business; provided, however, the Borrower may merge with and into Hypro with Hypro as the surviving corporation, as described in clause (ii) of
       Section 5.02(c).

  (b) Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted.

  (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to materially adversely affect the financial condition, results of operations, operations or prospects of the Borrower or such Subsidiary, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters.

  (d) Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

  (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable advance notice, permit the Agent or any of the Lenders or any agents or representatives thereof (at the sole cost and expense of the Lenders), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

  (f) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that the foregoing shall not restrict the ability of the Borrower or any of its Subsidiaries to provide employment-related fringe benefits to any of its officers or directors.

  (g)  Reporting Requirements.  Furnish to each Lender:

       (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter and consolidated statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer of the Guarantor as fairly presenting the financial condition of the Guarantor and its Subsidiaries as at such date and the results of operations of the Guarantor and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied, together with a certificate of the chief financial officer of the Guarantor (A) demonstrating and certifying compliance by the Guarantor with the covenant set forth in Section 7(b) of the Guaranty and (B) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

       (ii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and it Subsidiaries as at the end of such quarter and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified by the Treasurer or Assistant Treasurer of the Borrower as fairly presenting the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied;

       (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual report for such year for the Guarantor and its Subsidiaries, containing financial statements for such year certified without qualification by Arthur Andersen & Co. or other independent public accountants acceptable to the Majority Lenders and, to the extent not contained in such annual report, the unconsolidated balance sheet of the Guarantor as at the end of such fiscal year and the unconsolidated statements of income, retained earnings and cash flows of the Guarantor for such fiscal year, certified by the chief financial officer of the Guarantor as fairly presenting the financial condition of the Guarantor as at such date and the results of operations of the Guarantor for such fiscal year, all in accordance with generally accepted accounting principles consistently applied, together with a certificate of the chief financial officer of the Guarantor (A) demonstrating and certifying compliance by the Guarantor with the covenant set forth in Section 7(b) of the Guaranty and (B) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

       (iv) as soon as possible and in any event within five days after the occurrence of each ERISA Event, each Event of Default and each Unmatured Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such ERISA Event, Event of Default or Unmatured Default and the action which the Borrower has taken and proposes to take with respect thereto;

       (v) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC's intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

       (vi) promptly after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of at least $250,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

       (vii) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.01(f) or (B) for which the Agent or the Lenders will be entitled to indemnify under Section 8.04(c);

       (viii)promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and

       (ix) promptly after requested, such other information respecting the business, properties, results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

  (h) Use of Proceeds. Use the proceeds of each Advance solely in connection with the acquisition of the capital stock of Hypro, including the payment of the purchase price for such capital stock, the assumption of certain income tax liabilities related to such acquisition, the provision of working capital for Hypro and the payment of related legal and advisory fees.

  (i) Further Assurances. At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Majority Lenders through the Agent may reasonably request to enable the Lenders and the Agent to enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder.
       In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Approvals required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect.

5.02  Negative Covenants
------------------------
  So long as any amount in respect of any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

  (a) Liens, Etc. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, other than (i)purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (ii)liens for taxes or assessments or other governmental charges or levies not yet due or the imposition or amount of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings and for which adequate reserves for payment thereof have been established; (iii) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party, in each case made in the ordinary course of business; (iv) materialmen's, mechanics', carriers', workmen's, repairmen's or other similar liens arising in the ordinary course of business, or deposits to obtain the release of such liens; and
       (v) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition).

  (b) Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness other than (i) Indebtedness hereunder and under the Notes, (ii) Indebtedness (A) that ranks pari passu with the Indebtedness hereunder and under the Notes and (B) the proceeds of which are used to pay or prepay the principal amount of Advances, together with accrued interest thereon, (iii) Indebtedness incurred in the ordinary course of business under agreements for the purchase of goods and services, provided that the obligations of the Borrower thereunder are not more than 90 days past due or are being contested in good faith by appropriate proceedings, and (iv) other Indebtedness incurred for working capital purposes not in excess of $7 million in aggregate principal amount at any time outstanding.

  (c) Mergers, Etc. Merge or consolidate with or into, or sell, convey, assign, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any Subsidiary of the Guarantor, (ii) Hypro may merge with and into the Borrower with Hypro as the surviving corporation and (iii) any other Subsidiary of the Borrower may merge into or dispose of assets to any Loan Party, provided in each case that, immediately after giving effect to such proposed transaction, no Event of Default or Unmatured Default would exist and, provided further, in each case that, immediately after giving effect to such proposed transaction, the Borrower shall be in compliance with subsection (b) above and, provided further, that in the case of any merger described in clause (ii) above, (A) the Borrower shall deliver to the Agent Notes substantially in the form of Exhibit A
       hereto, duly executed by Hypro, as successor to HC 1995 Acquisition, Inc. as the Borrower hereunder, payable to the order of each Lender in the principal amount of the Lenders respective Commitments, together with evidence of such merger (with Hypro as the surviving corporation) acceptable to the Agent, (B) upon receipt of the documents described in clause (A) above, the Lenders shall promptly deliver to the Borrower all Notes previously delivered to them that were executed by HC 1995 Acquisition, Inc. as the Borrower hereunder and (C) upon the effectiveness of any such merger, the term
        Borrower  shall mean and include Hypro.

  (d) Compliance with ERISA. (i) Permit to exist any accumulated funding deficiency (as defined in Section 412(a) of the Code), unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Borrower has no control over the reduction or elimination of such deficiency, (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan of the Borrower or such ERISA Affiliate so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower to the PBGC, or
       (iii) permit to exist any occurrence of any reportable event (within the meaning of Section 4043 of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan of the Borrower or such ERISA Affiliate and such a material liability to the Borrower.


                            ARTICLE VI

                         EVENTS OF DEFAULT

Section 6.01.  Events of Default
--------------------------------
If any of the following events (each an Event of Default ) shall occur and be continuing:

  (a) The Borrower shall fail to pay any principal of any Note when the same becomes due and payable or any interest on any Note or any other amount payable hereunder within three Business Days of when the same becomes due and payable; or

  (b) Any representation or warranty made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

  (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(g)(iv) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 6.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, if susceptible of remedy, shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the
              Agent or any Lender;

  (d) The Guarantor shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6(g)(iii), 6(h) or 7 of the Guaranty or (ii) any other term, covenant or agreement contained in the Guaranty on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, if susceptible of remedy, shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor by the Agent or any Lender; or

  (e) Any Loan Party shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness evidenced by the Notes) of such Loan Party when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

  (f) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 45 days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or any Loan Party shall consent to or acquiesce in any such proceeding; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

  (g) Any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Borrower, or any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Guarantor, and, in either case, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

  (h) The obligations of any Loan Party under any Loan Document shall become unenforceable, or any Loan Party, or any court or governmental or regulatory body having jurisdiction over such Loan
              Party, shall so assert in writing; or

  (i) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender, (i) such ERISA Event shall still exist and
       (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

  (j) Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Agent;

  then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the holders of at least 66-2/3% in principal amount of the Advances then outstanding or, if no Advances are then outstanding, Lenders having at least 66-2/3% of the Commitments, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the holders of at least 66-2/3% in principal amount of the Advances then outstanding or, if no Advances are then outstanding, Lenders having at least 66-2/3% of the Commitments, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                            ARTICLE VII

                             THE AGENT

Section 7.01 Authorization and Action
-------------------------------------
  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes and the Guaranty), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

7.02  Agent's Reliance, Etc.
----------------------------
  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) to the extent of any payments to be disbursed by the Agent, may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an assignee of such Lender, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

7.03 Citibank and Affiliates
----------------------------
  With respect to its Commitment, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the terms "Bank" or "Banks" and "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries or Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

7.04 Lender Credit Decision
---------------------------
  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.05 Indemnification
--------------------
  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower, provided, that no Lender shall be liable for any portion of such out-of-pocket expenses (including counsel fees) resulting from the Agent's gross negligence or willful misconduct.

7.06 Successor Agent
--------------------
  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Agent pursuant to this
Section 7.06. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. Such successor shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed, provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default or an Unmatured Default. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                           ARTICLE VIII

                           MISCELLANEOUS

Section 8.01 Amendments, Etc
----------------------------
  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however,, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Section 3.01 or 3.02,
(b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder,
(d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

8.02 Notices, Etc
-----------------
  All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, in care of the Guarantor at its address at 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, (telecopy no. 414-291-7033), Attention:
Vice President and Treasurer; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department Head; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

8.03 No Waiver; Remedies
------------------------
  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under any Loan Document or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.04 Costs, Expenses, Taxes and Indemnification
-----------------------------------------------
  (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other documents to be delivered hereunder and thereunder, and agrees to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes.

  (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(e), 2.09, 2.10 or 2.12 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

  (c) The Borrower hereby agrees to indemnify and hold each Lender, the Agent and their respective officers, directors, employees, agents, professional advisors and affiliates (each, an "Indemnified
       Person" ) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including, without limitation, reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) (collectively, "Claims") which any of them may incur or which may be claimed against any of them by any Person (except for Claims resulting from such Indemnified Person's gross negligence or willful misconduct):

       (i) by reason of or in connection with the execution, delivery or performance of any Loan Document or any transaction contemplated hereby or thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Advance;

       (ii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any Loan Document; or

       (iii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Materials (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place.

Each Indemnified Person agrees to use reasonable efforts, consistent with such Indemnified Person s customary business practices and business judgment, to defend against or mitigate, as appropriate, any Claims. Each Indemnified Person further agrees to provide prompt notice to the Borrower of any Claims, provided, however, that any failure to provide such notice will not affect or reduce the Borrower s obligations under this subsection (c).

  (d) The Borrower's obligations under this Section 8.04 shall survive the repayment of all amounts owing to the Lenders under the Notes and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

8.05 Right of Set-off
---------------------
  (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section

       6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

  (b) The Borrower agrees that it shall have no right of set-off, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any claim arising under this Agreement that the Borrower may have against the Agent or any Lender for the Agent's or such Lender's, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable to the Borrower for the conduct of the Agent or any other Lender, and the Agent shall not be liable to the Borrower for the conduct of any Lender.

8.06 Binding Effect
-------------------
  This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified in writing by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders, other than in connection with a merger of Hypro with and into the Borrower with Hypro as the surviving corporation assuming all the rights and obligations of the Borrower hereunder.

8.07 Assignments and Participations
-----------------------------------
  (a) Each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) the Borrower shall have consented to such assignment (such consent not to be unreasonably withheld or delayed) by signing the Assignment and Acceptance referred to in clause (iii) below, (ii) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement and
       (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3000 (plus an amount equal to out-of-pocket legal expenses of the Agent, estimated by the Agent and advised to such parties), payable by the assigning Lender or the assignee, as agreed upon by such parties. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Advances owing to it to any Affiliate of such Lender. No such assignment, other than to an Affiliate of such Lender consented to by the Borrower (such consent not to be unreasonably withheld or delayed), shall release the assigning Lender from its obligations hereunder.

  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement and the Guaranty, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

  (c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, and has been signed by the Borrower, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice of such recordation to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

  (e) Each Lender may sell participations to one or more banks, financial institutions or other entities in all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
       (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. The Borrower agrees that any purchaser of a participation may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such purchaser were the direct creditor of the Borrower in the amount of such participation.

  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

  (g) Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

8.08 Consent to Jurisdiction
----------------------------
  The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York County, State of New York, for any action or proceeding arising out of or relating to any Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address of the Borrower specified in
Section 8.02. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

8.09 WAIVER OF JURY TRIAL
-------------------------
  THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, SUCH LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

8.10  Governing Law
-------------------
  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

8.11  Headings
--------------
  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.12  Relation of the Parties; No Beneficiary
---------------------------------------------
  No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party hereunder or thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of any Loan Document shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties thereto.

8.13 Execution in Counterparts
------------------------------
  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                       HC 1995 ACQUISITION, INC.



                  By /s/ Joseph P. Wenzler
                         ----------------------------------
                     Secretary & Chief Financial Officer


                       CITIBANK, N.A.,
                         as Agent



                  By /s/ Robert D. Wetrus
                         -----------------------------------
                              Vice President & Attorney-In-Fact

                               Banks


Commitment

$19,375,000           CITIBANK, N.A.



            By /s/ Robert D. Wetrus
                  ---------------------------------
               Vice President & Attorney-In-Fact


$10,000,000           FIRSTAR BANK MILWAUKEE, N.A.



            By /s/ Sandra J. Hartay
                 ---------------------
               Vice President


$19,375,000           HARRIS TRUST AND SAVINGS BANK



            By /s/ Andrew K. Peterson
                  -----------------------
               Vice President


$16,250,000           M&I MARSHALL & ILSLEY BANK



            By /s/ Frank E. Briber, III
                  -------------------------
                Executive Vice President

$65,000,000           Total of the Commitments

EXHIBIT A

                        FORM OF NOTE



U.S.$                                       Dated:           , 19


  FOR VALUE RECEIVED, the undersigned, HC 1995 ACQUISITION, INC., a corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
                (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date (as defined in the Credit Agreement).

  The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

  Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department, in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note, provided that the failure to so record any Advance or any payment thereof shall not affect the payment obligations of the Borrower hereunder or under the Credit Agreement.

  This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of July 18, 1995 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

  The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.


                      HC 1995 ACQUISITION, INC.



                      By
                         Title:

EXHIBIT C-1

                        FORM OF NOTICE OF           BORROWING



                                          [Date]


Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York 10043

  Attention:




Gentlemen:

The undersigned, HC 1995 ACQUISITION, INC., refers to the Credit Agreement, dated as of July 18, 1995 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit
Agreement:

  (i)  The Business Day of the Proposed Borrowing is         , 19  .

  (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

  (iii)         The aggregate amount of the Proposed Borrowing is $      .

  (iv) The Interest Period for each Advance made as part of the Proposed
       Borrowing is      month[s].

  The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

  (A) the representations and warranties contained in Section 4.01 of the Credit Agreement and Section 5 of the Guaranty are true and correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

  (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or an Unmatured Default.

                           Very truly yours,

                           HC 1995 ACQUISITION, INC.



                           By
                           Title:

EXHIBIT C-2

FORM OF NOTICE OF CONV       ERSION


                                                       [Date]



Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
399 Park Avenue
New York, New York  10043

                Attention:




Gentlemen:

The undersigned, HC 1995 ACQUISITION, INC., refers to the Credit Agreement, dated as of July 18, 1995 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.09 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 2.09 of the Credit
Agreement:

  (i)  The Business Day of the Proposed Conversion is    ,    .

  (ii) The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

  (iii)         The aggregate amount of the Proposed Conversion is $          .

  (iv) The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

  (v)  The Interest Period for each Eurodollar Rate Advance made as part of
       the Proposed Conversion is      month(s).


                      Very truly yours,

                      HC 1995 ACQUISITION, INC.



                      By
                      Title:

EXHIBIT D

                        FORM OF ASSIGNME        NT AND ACCEPTANCE

                        Dated          ,               19




  Reference is made to the Credit Agreement, dated as of July 18, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"), among HC 1995 ACQUISITION, Inc., a Wisconsin corporation (the "Borrower"), the Lenders named therein and Citibank, N.A., as Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meaning.

                  (the "Assignor") and    (the "Assignee") agree as
follows:

  1. The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty, except as provided in clause (i) of
Section 3, below, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Loan Documents as of the Effective Date (as defined below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the Guaranty (the Assigned Interest ), including, without limitation, such interest in the Assignor's Commitment, the Advances owing to the Assignor and the Note held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto (the Effective Date ).

  2.   On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the
Assignee, $           , and the sale and assignment contemplated hereby shall
thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement, the Guaranty and the Notes to the extent of the Assigned Interest, including without limitation
(i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Agent under the Credit Agreement according to its Percentage based on the Assigned Interest, (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, the Agent or otherwise) in the same funds in which such amount is received by the Assignor.

  3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note referred to in paragraph 1 above and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

  4. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the Guaranty, together with copies of the financial statements referred to in Section 4.01(e) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;
(ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents;
(iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Documents or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

  5. Following the execution of this Assignment and Acceptance by the Assignor, the Assignee and the Borrower, it will be delivered to the Agent for acceptance and recording by the Agent. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and
(ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

  6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall (to the extent of the payments received from the Borrower) make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

  7. This Assignment and Acceptance may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

  8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

       IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on
Schedule 1 hereto.

Sc                          hedule 1
to
As                   signment and Acceptance

                               Da                       ted      , 19


Section 1.
  Percentage Interest:                                                %

Section 2.
  Assignee's Commitment:                                       $
  Aggregate Outstanding Principal
    Amount of Advances owing to the Assignee:          $
  Note payable to the order of the Assignee
                Dated:              , 19
                Principal amount:

  Note payable to the order of the Assignor
                Dated:              , 19
                Principal amount:

Section 3.
  Effective Date:                             , 19

                [NAME OF ASSIGNOR]

                By
                           Title:

                [NAME OF ASSIGNEE]

                By
                         Title:

                Domestic Lending Office (and
                  address for notices):
                       [Address]

                Eurodollar Lending Office:
                             [Address]
The Borrower hereby
acknowledges and consents
to the assignment specified
in the foregoing Assignment
and Acceptance.

HC 1995 ACQUISITION, INC.


By
   Title:



Accepted this      day of             , 19

CITIBANK, N.A., as Agent


By
   Title:

EXHIBIT E

                        FORM OF OPINION      OF SENIOR LEGAL ADVISOR
OF THE BORROWER        AND THE GUARANTOR


                                          [Date of Closing]


To each of the Lenders parties to the
  Credit Agreement referred to below,
  and to Citibank, N.A., as Agent


  Re:  WICOR, Inc.

Ladies and Gentlemen:

  This opinion is furnished to you pursuant to Section 3.01(a)(viii) of the Credit Agreement, dated as of July 18, 1995 (the "Credit Agreement"), among HC 1995 Acquisition, Inc. (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto, and Citibank, N.A., as Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

  I am the senior legal advisor of the Guarantor and the Borrower and have acted in that capacity in connection with the preparation, execution and delivery of, and the Closing on this date under, the Credit Agreement.

  In that connection, I have examined:

  (a)  The Credit Agreement;

  (b)  The Guaranty;

  (c) The other documents furnished by the Borrower and the Guarantor pursuant to Section 3.01 of the Credit Agreement;

  (d) The Articles of Incorporation of the Borrower and all amendments thereto (the "Borrower Charter");

  (e) The by-laws of the Borrower and all amendments thereto (the "Borrower By-laws");

  (f) The Articles of Incorporation of the Guarantor and all amendments thereto (the "Guarantor Charter");

  (g) The by-laws of the Guarantor and all amendments thereto (the "Guarantor By-laws");

  (h)  A certificate of the Secretary of State of the State of Delaware,
       dated July    , 1995, attesting to the continued corporate existence
       and good standing of the Borrower in that State; and

  (i)  A certificate of the Secretary of State of the State of Wisconsin,
       dated July     , 1995, attesting to the continued corporate
       existence and good standing of the Guarantor in that State.

I have also examined the originals, or copies certified to my satisfaction, of such other corporate records of the Loan Parties, certificates of public officials and of officers of the Loan Parties, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Agent. I have witnessed the execution of counterparts of the Credit Agreement by the Borrower and of the Guaranty by the Guarantor.

  I am qualified to practice law in the State of Wisconsin and I do not purport to be expert on any laws other than the laws of the State of Wisconsin, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

  Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

  1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each other Subsidiary of the Guarantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Loan Party and each of their respective Subsidiaries has all requisite corporate powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

  2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower Charter or the Borrower By-laws or (ii) any law, rule or regulation applicable to the Borrower or (iii) any contractual or legal restriction binding on or affecting the Borrower, and will not result in or require the creation or imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

  3. The execution, delivery and performance by the Guarantor of the Guaranty and the Fee Letter are within the Guarantor s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Guarantor Charter or the Guarantor By-laws or (ii) any law, rule or regulation applicable to the Guarantor or (iii) any contractual or legal restriction binding on or affecting the Guarantor, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Guarantor. The Guaranty and the Fee Letter have been duly executed and delivered on behalf of the Guarantor.

  4. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, including, without limitation, the Public Service Commission of Wisconsin, is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or by the Guarantor of the Fee Letter.

  5. There are no pending or, to the best of my knowledge, overtly threatened actions or proceedings against the Borrower or the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator which purport to affect the legality, validity, binding effect or enforceability of any Loan Document or which are likely to have a materially adverse effect upon the condition, results of operations, operations or prospects of the Guarantor or any of its Subsidiaries, or upon the ability of any Loan Party to perform its obligations under any Loan Document to which such Loan Party is a party.

  6. Neither the Guarantor nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

  7. The Borrower is not a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). The Guarantor is a "holding company" exempt from registration under Section 5 of PUHCA, pursuant to Section 3(a)(1) thereof.
  8.
  Upon the merger of Hypro with and into the Borrower pursuant to the Agreement and Plan of Merger, dated as of July 13, 1995, among Hypro, the shareholders of Hypro named therein, the Borrower and the Guarantor, Hypro will be the surviving corporation and will assume all rights and obligations of the
   Borrower under the Credit Agreement and the Notes.

  The opinions set forth above are subject to the qualification that I express no opinion as to the effect of the law of any jurisdiction other than the State of Wisconsin, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

  I am aware that Foley & Lardner and King & Spalding will rely upon the opinions set forth in paragraphs 1 through 4 of this opinion in rendering their opinions furnished pursuant to Sections 3.01(a)(viii) and 3.01(a)(ix), respectively, of the Credit Agreement.

                Very truly yours,

EXHIBIT                         F

                             FORM OF            OPINION OF SPECIAL WISCONSIN
COUNSEL         TO THE BORROWER AND THE GUARANTOR


                                                [Date of Closing]




To each of the Lenders parties to the
  Credit Agreement referred to below,
  and to Citibank, N.A., as Agent


       Re:  WICOR, Inc.

Ladies and Gentlemen:

  This opinion is furnished to you pursuant to Section 3.01(a)(viii) of the Credit Agreement, dated as of July 18, 1995 (the "Credit Agreement"), among HC 1995 Acquisition, Inc. (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto and Citibank, N.A., as Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

  We have acted as special Wisconsin counsel to the Borrower and the Guarantor in connection with the preparation, execution and delivery of, and the Closing on this date under, the Credit Agreement.

  In that connection, we have examined the Credit Agreement and the documents furnished by the Borrower and the Guarantor pursuant to Section
3.01 of the Credit Agreement. We have also examined the originals, or copies certified to our satisfaction, of such other corporate records of the Loan Parties, and certificates of public officials and of officers of the Loan Parties, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Loan Parties or their respective officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Banks and the Agent. In addition, we have assumed (i) the genuineness of the signatures of persons signing all documents in connection with which this opinion is being rendered on behalf of parties thereto, (ii) the authenticity of all documents submitted to us as originals or execution copies, and (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

  With certain exceptions we are members of the Bar of the State of Wisconsin only and do not hold ourselves out as experts on the law of any other state or of any foreign country. Therefore, this opinion does not relate to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States of America.

  With your consent, we have assumed the accuracy of the opinions set forth in paragraphs 1 through 4 of the opinion letter of Robert A. Nuernberg, the senior legal advisor of the Borrower and the Guarantor, delivered to you in connection herewith, without having made any independent investigation thereof, and we believe that both you and we are justified in so relying thereon.

  Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:


  1. Although there is no controlling precedent on point, assuming that (i) the State of New York has a substantial relationship to the parties to the Loan Documents, (ii) there is a reasonable basis for the parties' choice of New York law, and (iii) the application of New York law would not be contrary to important public policies of a state whose law would be applicable if the parties' choice of law provision were disregarded (See Bush v. National School Studios, Inc., 139 Wis. 2d 635, 642, 407 N.W. 2d 883, 886 (1987)), the
courts of Wisconsin will enforce the provisions of each Loan Document stating that such Loan Document shall be governed by and construed in accordance with the laws of the State of New York, except that, under federal law, the rates of interest charged by any Lender that is a national bank located in a state other than New York will be governed by the usury laws of such other state.

  2. To the extent that Wisconsin usury laws are deemed to be controlling, neither the Credit Agreement nor the Notes violate the applicable usury limitations of Wisconsin law.

  3. If a court were to hold that the Loan Documents are governed by, and to be construed in accordance with, the laws of the State of Wisconsin, the Loan Documents would be, under the laws of the State of Wisconsin, legal, valid and binding obligations of each Loan Party party thereto and, subject to the qualifications stated in the next paragraph hereof, enforceable against each such Loan Party in accordance with their respective terms.

  The opinion set forth in paragraph 3 above is subject to the following qualifications:

  (a) The enforceability of each Loan Party s obligations under each Loan Document to which such Loan Party is a party is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

  (b) The enforceability of each Loan Party s obligations under each Loan Document to which such Loan Party is a party is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

  (c) Certain provisions of the Credit Agreement are or may be unenforceable in whole or in part under applicable law, but the inclusion of such provisions does not affect the validity of the Credit Agreement, and the Credit Agreement contains legally adequate provisions for the realization of the principal legal rights and benefits afforded by it.

  We hereby authorize King & Spalding to rely upon this opinion in rendering their opinion under Section 3.01(a)(ix) of the Credit Agreement.

                Very truly yours,

EXHIBIT                         G

                             OPINION                OF SPECIAL NEW YORK
COUNSEL                    TO THE AGENT



                                                  [Date of Closing]



Citibank, N.A., as Agent
   under the Credit Agreement
   referred to below and the
   Lenders from time to time
   parties thereto


  Re:  Wicor, Inc.

Ladies and Gentlemen:

  We have acted as special New York counsel to Citibank, N.A., individually and as agent (the "Agent"), in connetion with the Credit Agreement, dated as of July 18, 1995 (the "Credit Agreement"), among HC 1995 Acquisition, Inc. (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto and the Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined. This opinion is being delivered to you in connection with Section 3.01(a) (ix) of the Credit Agreement.

  In this connection, we have examined executed counterparts of the following documents:

  (a)  The Credit Agreement;

  (b)  The Guaranty; and

  (c)  The Notes.

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Loan Parties and the business terms of the Loan Documents. We have relied, as to factual matters, on the documents we have examined.

  To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the opinions of the Senior Legal Advisor to the Borrower and the Guarantor and of Foley & Lardner, special Wisconsin counsel to the Loan Parties, delivered on this date pursuant to Section 3.01(a)(viii) of the Credit Agreement, and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in such opinions.

  Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement, the Guaranty and the Notes are the legal, valid and binding obligations of each Loan Party party thereto enforceable against each such Loan Party in accordance with their respective terms.

  Our opinion is subject to the following qualifications:

  (a) The enforceability of each Loan Party s obligations under the Credit Agreement, the Guaranty and the Notes is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally.

  (b) The enforceability of each Loan Party s obligations under the Credit Agreement, the Guaranty and the Notes is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

  (c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

  (d) We express no opinion herein as to (i) Section 8.05 of the Credit Agreement or Section 11 of the Guaranty, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination,
(iii) the availability of specific performance or other equitable remedies,
(iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

  (e) Our opinions expressed above are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

  The foregoing opinion is solely for your benefit and may not be relied upon by any other person or entity.


                         Very truly yours,